MARKETING AGREEMENT
                               -------------------

This Marketing Agreement (the "Agreement"), dated as of August 12, 2004, documents the business relationship between each of Bluestreak Technology, Inc., a Texas corporation ("Marketer"), and Zone4Play, Inc., a Nevada corporation ("Developer"), and describes the terms and conditions that will apply to the marketing and service activities contemplated by this Agreement.

                                    RECITALS

      WHEREAS, Developer is the creator and developer of certain standalone interactive game content ("Content"), as described more particularly in Schedule 1(a), attached hereto and incorporated hereby; and

      WHEREAS, Bluestreak is the creator and developer of an interactive TV platform supporting a large subset of the Macromedia Flash MXTM format (known hereafter as "Platform"), as already presented to Developers; and

      WHEREAS, Bluestreak wishes to make Developer's content (as further defined in Schedule 1(a)) available to Bluestreak subscribers, customers and/or users; and

      WHEREAS, Zone4Play desires to grant a distribution license to Bluestreak and authorize Bluestreak as a non-exclusive distributor of Zone4Play Content for the Bluestreak Platform;

      NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants set forth in the Agreement, Bluestreak and Zone4Play, each intending to be legally bound, hereby agree to the following:

1. Term. The term of this Agreement will begin on August 16, 2004 (the "Effective Date"), and, unless earlier terminated as provided in this Agreement, will continue through August 16, 2006. The Agreement shall automatically renew at one year intervals at the end of the original term unless either party notifies the other party within 90 days of the end of each term.

2. General Relationship. During the term of this Agreement, Developer and Marketer will each maintain a representative who will be its primary point of contact in dealing with the other under this Agreement and will have the authority and power to make decisions with respect to actions to be taken by it under this Agreement. Either party may change its representative by giving notice to the other of the new representative and the date upon which such change will become effective. Each party is an independent contractor, and this Agreement will not be construed as constituting either party as partner, joint venturer or fiduciary of the other, as creating any other form of legal association that would impose liability on one party for the act or failure to act of the other or as providing either party with the right, power or authority (express or implied) to create any duty or obligation of the other. Each party will continue independently to determine, in its sole discretion, the prices, terms and conditions under which it offers its products and services to others. Each party's personnel performing the marketing activities contemplated by this Agreement will be and remain the employees of such party. During the term of this Agreement and for a period of 12 months thereafter, neither party will solicit, directly or indirectly, for employment or employ any employee of the other who is or was involved in the performance of any activities under this Agreement without the prior written consent of the other.


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3.    Marketing Activities.

      (a) Background. Developer has developed and owns a software product (such software product and other software designed, developed, owned, modified or provided by Developer, as delivered to Marketer hereunder, including all modifications and enhancements made thereto, together with all specifications, interfaces, libraries, databases, instructional manuals, user guides, algorithms, file layouts, file contents, technical literature and related materials pertaining to such software, are collectively referred to herein as the "Target Product"). A functional description of the Target Product is set forth in Schedule 1(a). Developer and Marketer desire to establish the parameters of a marketing relationship pursuant to which Marketer will market the Target Product to prospective customers that are located in Canada, Mexico and the United States and that conduct business in the Cable Television Multiple System Operator industry (the "Market").

      (b) Marketing Rights. During the term of this Agreement, Marketer will have the nonexclusive right to market the Target Product on its Platform to the Market; provided, however, that Developer retains the right to market the Target Product (i) for its own account on other platforms and (ii) otherwise to prospective customers with respect to which Marketer has not timely fulfilled its obligations hereunder. To the extent that any prospective customer desires to license the Target Product, such license (and any related maintenance contract) will be between Developer and such customer and will be in such form and substance as Developer reasonably determines (the "Customer License"). In order to conduct the marketing activities contemplated by this Agreement, the parties will have the respective responsibilities assigned to them in
            Schedule 1(b).

      (c) Installation and Support. In consideration for the payments specified below, for each Customer who enters into a Customer License as described in Section 3(b), Developer hereby authorizes Marketer to install the Target Product on the applicable MSO system. Marketer will coordinate any such installation with the MSO and Developer in order to minimize disruption and otherwise reasonably accommodate the MSO's scheduling requirements. Each installation will be scheduled no less than three (3) weeks prior to the actual installation date. Developer will make technical personnel available to Marketer during each such installation in order to support Marketer's installation of the Target Product. In the event that during the course of any such installation, Marketer and/or the MSO identify any bugs, defects, errors, or malfunctions in the Target Product, Developer will promptly correct any such bugs, defects, errors, or malfunctions and provide the corrected Target Product to Marketer for installation. The MSO, Developer, and Marketer will mutually agree on procedures, response times, and an escalation protocol for responding to trouble reports from an MSO ("MSO Service Requests"). Marketer will respond to each such MSO Service Request via telephone or e-mail. If Marketer, in its reasonable judgment, determines that the trouble event specified in an MSO Service Request is caused by Marketer's Platform, Marketer will undertake to resolve the matter under the terms of Marketer's agreement with the MSO. If Marketer, in its reasonable judgment, determines that the trouble event specified in an MSO Service Request is with the Target Product, Marketer will assist Developer in resolving the matter but Developer shall be solely responsible for the resolution of the identified trouble event.


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      (d)   Payments. i) Marketing. In the event that, as a direct result of
            Marketer's marketing activities under this Agreement, a prospective customer enters into a Customer License with Developer, Developer will pay to Marketer 10% of the gross revenues due to Zone4Play by the Cable Television Multiple System Operator less the installation cost as described in Section 3(d-ii) below. Such amounts will be due and payable in US Dollars. All amounts will be payable to Marketer by check or wire transfer, in accordance with payment instructions provided by Marketer from time to time, so as in each case to constitute immediately available funds by 12 noon, Central Standard Time, within thirty (30) days of the due date of receipt of payments to by Developer no matter what the method of payment. Any amount not paid when due will bear interest until paid at a rate of interest equal to the lesser of (i) the prime rate established from time to time by Citibank of New York plus two percent or (ii) the maximum rate of interest allowed by applicable law. All payments to be made by Developer to Marketer pursuant to this Section 3(c) will be net of any sales or other taxes, levies, fees, charges or other assessments relating to the license fees that are required to be paid or payable under the applicable laws of any jurisdiction.

                  ii) Installation and Service. In addition to the amounts
            specified above, in connection with the installation services described in 3(c) above, Developer will pay Marketer $500.00 for each installation plus any reasonable travel and travel-related expenses related to each such installation (collectively, the "Installation Charge"). The Marketer's installation of updated and/or corrected versions of the Target Product will also be subject to the Installation Charge. In consideration of the on-going support related to MSO Service Requests described in Section 3(c) above, Developer will also pay Marketer an amount equal to ten percent (10%) of the gross revenues due to Zone4Play by the Cable Television Multiple System Operator less the installation cost as described in
            Section 3(d-ii) herein. All amounts hereunder will be due and payable on the date thirty days from the date of receipt of license fee payments by Developer. All amounts will be payable to Marketer in US Dollars by wire transfer, in accordance with payment instructions provided by Marketer from time to time, so as in each case to constitute immediately available funds by 12 noon, Central Standard Time, on the payment date no matter what the method of payment. Any amount not paid when due will bear interest until paid at a rate of interest equal to the lesser of (i) the prime rate established from time to time by Citibank of New York plus two percent or (ii) the maximum rate of interest allowed by applicable law.

      (e) Records. Developer will maintain complete and accurate records relating to payments required to be made to Marketer during the term of this Agreement in accordance with generally accepted accounting principles. Marketer will have the right, during normal business hours and upon reasonable notice of not less than three business days, to examine, audit and copy such records with respect to the subject matter of this Agreement. Any such activities, and all information and documentation obtained in connection therewith, will be subject to the confidentiality obligations set forth in Section
            5. Developer will retain the records required by this Section 3(d) for a period of at least three years after payment to Marketer of the monies to which they relate. Developer will be responsible for the cost of any audit only if a material shortfall in payments is discovered.

      (f) Expenses. In consideration of the mutual benefits anticipated from any successful marketing activities under this Agreement, each party will bear its own respective costs and expenses incurred by it arising out of such activities, unless otherwise expressly set forth in this Agreement. For the avoidance of doubt, Developer and Marketer acknowledge and agree that the foregoing provision is not intended to be applicable to Marketer's travel and travel-related expenses incurred in connection with the installation services described above.


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4.    License.

      (a) Grant. During the term of this Agreement, Marketer will have a nonexclusive, nontransferable, royalty-free and limited right license to use copies of the Target Product in object code form solely for marketing presentations, demonstrations and similar promotional activities at 2323 Bryan Street, Suite 1800, Dallas, Texas 75201 and 410 Saint-Nicolas Street Suite 105 Montreal, Quebec H2Y2P5 Canada ("Marketer Sites"), the premises of a prospective customer ("Prospect Site") or the premises of a trade show ("Trade Show Site"), only and all in accordance with the terms and conditions of this Agreement. In addition, in connection with the installation services specified above, Developer grants Marketer a nonexclusive, nontransferable, royalty-free and limited right to use reproduce, copy, modify, archive, make, have made, display, perform, install the Target Product as necessary to perform the installation services described in Section 3(c) above. The license granted in this Section 4(a) will terminate upon the expiration or termination of this Agreement for any reason.

      (b) Restrictions on Use. During the term of the license granted pursuant to Section 4(a), Marketer will comply with the restrictions on use of the Target Product set forth in this Section 4(b).

            (i) Scope of Use. The Target Product will be utilized by Marketer only for the purposes and only at the sites expressly authorized by this Agreement. Marketer may provide access to the Target Product solely to those of its full time employees who require such access for the purposes set forth in this Agreement, so long as Marketer advises each such employee of the confidentiality obligations set forth in this Section 4(b). In any event, compliance by each such employee with the confidentiality obligations set forth in this Section 4(b) will remain the responsibility of Marketer.

            (ii) Disclosure. Except as may be necessary in connection with its use of the Target Product for the purposes set forth in, and in accordance with the terms of, this Agreement, Marketer will not, and will not permit any other person to, disclose, display, loan, publish, transfer (whether by sale, assignment, exchange, gift, operation of law or otherwise), license, sublicense, copy or otherwise disseminate the Target Product, in whole or in part, to any third party. Marketer will not, and will not permit any other person to, disassemble, decompile, reverse engineer or otherwise recreate the Target Product or corresponding source code.

            (iii) Proprietary Rights Notices. Marketer will not alter, conceal or remove any copyright, trade secret, patent, proprietary or other legal notice contained on or in the Target Product. Marketer will include or create on or in all copies of the Target Product the exact form of any such notices.


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            (iv)  Injunctive Relief. Marketer acknowledges and agrees that the
                  Target Product is the valuable property and trade secret of Developer, that any violation by Marketer may cause Developer irreparable injury for which it would have no adequate remedy at law and that, in addition to any other remedies that Developer may have, it will be entitled to seek preliminary and other injunctive relief against any such violation. This
                  Section 4(b)(iv) will not limit either party's right to seek injunctive relief for any other violation of this Agreement, including a breach of Section 5.

            (v) Investigation. During normal business hours and with reasonable notice to Marketer, Developer may conduct an investigation, either directly or through a designated representative and at Developer's expense, to determine Marketer's compliance with the terms and conditions of this
                  Section 4. Marketer will allow Developer (or such designated representative) to have access to the Marketer Sites and any Trade Show Site or Prospect Site and any records (in whatever form kept by or on behalf of Marketer) relating to the Target Product and Marketer's use thereof. Marketer will cooperate with, and will reasonably assist, Developer in any such investigation. Any such investigation will be conducted in a manner that is designed not to disrupt Marketer's business and will be restricted in scope, manner and duration to that reasonably necessary to achieve its intended purpose.

      (c)   Warranties.

            (i) Authority. Each party warrants that it has the power and authority to enter into, and to perform its obligations under, this Agreement.

            (ii) Ownership of the Target Product. Developer warrants that (A) it is, and will continue to be during the term of this Agreement, the owner of the Target Product, free and clear from any liens, encumbrances, security interests, litigation or claims, , including any and all claims under patent and copyright laws, and (B) it has full right to provide the Target Product to Marketer for the uses contemplated hereby.

            (iii) Performance of the Target Product. Developer warrants that the
                  Target Product is capable of performing on the Bluestreak Platform substantially in accordance with its written functional specifications, as set forth in documents provided by Developer from time to time.

            (iv)  Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS
                  SECTION 4(c), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING ANY MATTER, INCLUDING EITHER PARTY'S EFFORTS OR SUCCESS IN IMPLEMENTING THE MARKETING PLAN OR THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, OR RESULTS TO BE DERIVED FROM THE USE, OF ANY INFORMATION TECHNOLOGY SERVICE, SOFTWARE, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT, OR THAT THE OPERATION OF ANY SUCH SERVICE, SOFTWARE, HARDWARE OR OTHER MATERIALS WILL BE UNINTERRUPTED OR ERROR-FREE.


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5.    Other Confidentiality Obligations. In addition to the terms and conditions of Section 4(b), the parties will comply with the confidentiality obligations set forth in this Section 5.

      (a) Scope of Obligation. Except as otherwise expressly provided in this Agreement, Developer and Marketer each agrees that (i) all information communicated to it by the other and identified as confidential, whether before or after the date hereof, (ii) all information identified as confidential to which it has access in connection with this Agreement, whether before or after the date hereof, and (iii) this Agreement and the parties' rights and obligations hereunder, will be and will be deemed to have been received in confidence and will be used only for purposes of this Agreement, and each of Developer and Marketer agrees to use the same means as it uses to protect its own confidential information, but in no event less than reasonable means, to prevent the disclosure and to protect the confidentiality thereof. No such information will be disclosed by the recipient party without the prior written consent of the other party; provided, however, that each party may disclose this Agreement and the other party's confidential information to those of the recipient party's full time employees who have a need to have access to such information in connection with their employment by the recipient party, so long as the recipient party advises each such employee of the confidentiality obligations set forth in this Section 5. In any event, compliance by each such employee with the confidentiality obligations set forth in this
            Section 5 will remain the responsibility of the party employing such persons.

      (b) Exceptions. The foregoing will not prevent either party from disclosing information that belongs to such party or (i) is already known by the recipient party without an obligation of confidentiality other than under this Agreement, (ii) is publicly known or becomes publicly known through no unauthorized act of the recipient party, (iii) is rightfully received from a third party,
            (iv) is independently developed without use of the other party's confidential information or (v) is disclosed without similar restrictions to a third party by the party owning the confidential information. If confidential information is required to be disclosed pursuant to a requirement of a governmental authority, such confidential information may be disclosed pursuant to such requirement so long as the party required to disclose the confidential information, to the extent possible, provides the other party with timely prior notice of such requirement and coordinates with such other party in an effort to limit the nature and scope of such required disclosure. If confidential information is required to be disclosed in connection with the conduct of any mediation or arbitration proceeding carried out pursuant to Section 7, such confidential information may be disclosed pursuant to and in accordance with the approval and at the direction of the mediator or arbitrator, as the case may be, conducting such proceeding. Upon written request of the disclosing party at the expiration or termination of this Agreement for any reason, all documented confidential information (and all copies thereof) of the disclosing party will be returned to the disclosing party or will be destroyed, with written certification thereof being given to the disclosing party. The provisions of this Section 5 will survive the expiration or termination of this Agreement for any reason.

6.    Intellectual Property Rights.

      (a) Ownership. Each party will retain all rights in any software, ideas, concepts, know-how, development tools, techniques or any other proprietary material or information that it owned or developed prior to the Effective Date, or acquired or developed after the Effective


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            Date without reference to or use of the intellectual property of the other, regardless of whether any such item is embodied in any materials provided to the other hereunder. As between Developer and Marketer, Developer will be considered the owner of (i) the Target Product, (ii) all promotional and advertising materials in written, electronic or any other form provided by Developer or prepared by either or both parties (but excluding any embodied information or technology of Marketer covered by the first sentence of this Section 6(a)) for use in conducting the marketing activities contemplated by this Agreement (the "Target Materials"), and (iii) all copyright, trademark, trade secret, patent, moral and other intellectual property rights contained or evidenced in the Target Product or the Target Materials. All copies of the Target Product and the Target Materials will remain the property of Developer. Notwithstanding anything to the contrary in this Agreement, (i) each party will retain all right, title and interest in and to all software development tools, know-how, methodologies, processes, technologies or algorithms used by such party in performing its obligations under this Agreement which are based on trade secrets or proprietary information of such party or are otherwise owned or licensed by such party, and (ii) subject to the confidentiality obligations set forth in Section 5, each party will be free to use the ideas, concepts, methodologies, processes and know-how which are developed or created by it in the course of performing its obligations under this Agreement and may be retained by such party's employees in intangible form. No licenses will be deemed to have been granted by either party to any of its patents, trade secrets, trademarks or copyrights, except as otherwise expressly provided in this Agreement. Nothing in this Agreement will require Developer or Marketer to violate the proprietary rights of any third party in any software or otherwise. The provisions of this Section 6(a) will survive the expiration or termination of this Agreement for any reason.

      (b)   Infringement Indemnity.

            (i) General. Developer agrees to defend and hold Marketer harmless from and against any third party action to the extent that such action is based upon a claim that the Target Product or confidential information provided by the Developer, or any part thereof infringes or is likely to infringe upon a copyright patent, trademark, trade secret, intellectual property or proprietary rights of a third party or constitute an unlawful disclosure, use or misappropriation thereof. The indemnitor will bear the expense of such defense and pay any damages and attorneys' fees that are attributable to such claim finally awarded by a court of competent jurisdiction.

            (ii) Alternative Remedy. If software or confidential information becomes the subject of a claim under this Section 6(b), or in the indemnitor's opinion is likely to become the subject of such a claim, then, in addition to defending the claim and paying any damages and attorneys' fees as required above in this Section 6(b), the indemnitor may, at its option and in its sole discretion, (A) replace or modify the software or confidential information to make it noninfringing or cure any claimed misuse of another's trade secret or (B) procure for the indemnitee the right to continue using the software or confidential information pursuant to this Agreement. Any costs associated with implementing either of the above alternatives will be borne by the indemnitor but will be subject to Section
                  9. If neither option is pursued by, or (if pursued) available to, the indemnitor, (1) the indemnitee will return such software or confidential information to the indemnitor and (2) if requested by the indemnitee in good faith, the parties will negotiate, pursuant to Section 8 but subject to Section 9, to


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                  reach a written agreement on what, if any, monetary damages
                  (in addition to the indemnitor's obligation to defend the claim and pay any damages and attorneys' fees as required above in this Section 6(b)) are reasonably owed by the indemnitor to the indemnitee as a result of the indemnitee no longer having use of such software or confidential information. The payment of any such monetary damages will be the indemnitee's sole and exclusive remedy for the inability of the indemnitor to implement either of the above alternatives.

            (iii) Procedures. The indemnification obligations set forth in this
                  Section 6(b) will not apply unless the party claiming indemnification: (A) notifies the other promptly in writing of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge in order to allow the indemnitor the opportunity to investigate and defend the matter; provided, however, that the failure to so notify will only relieve the indemnitor of its obligations under this
                  Section 6(b) if and to the extent that the indemnitor is prejudiced thereby; and (B) gives the other party full opportunity to control the response thereto and the defense thereof, including any agreement relating to the settlement thereof; provided, however, that the indemnitee will have the right to participate in any legal proceeding to contest and defend a claim for indemnification involving a third party and to be represented by legal counsel of its choosing, all at the indemnitee's cost and expense. However, if the indemnitor fails to promptly assume the defense of the claim, the party entitled to indemnification may assume the defense at the indemnitor's cost and expense. The indemnitor will not be responsible for any settlement or compromise made without its consent, unless the indemnitee has tendered notice and the indemnitor has then refused to assume and defend the claim and it is later determined that the indemnitor was liable to assume and defend the claim. The indemnitee agrees to cooperate in good faith with the indemnitor at the request and expense of the indemnitor.

7. Mediation; Arbitration. Any dispute, controversy or claim arising under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision hereof (a "Dispute"), if not resolved informally through negotiation between the parties, will be submitted to non-binding mediation. The parties will mutually determine who the mediator will be from a list of mediators obtained from the American Arbitration Association office located in the city determined as set forth below in this Section 7 (the "AAA"). If the parties are unable to agree on the mediator, the mediator will be selected by the AAA. If any Dispute is not resolved through mediation, it will be resolved by final and binding arbitration conducted in accordance with and subject to the Commercial Arbitration Rules of the AAA then applicable. One arbitrator will be selected by the parties' mutual agreement or, failing that, by the AAA, and the arbitrator will allow such discovery as is appropriate, consistent with the purposes of arbitration in accomplishing fair, speedy and cost effective resolution of disputes. Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof. Any negotiation, mediation or arbitration conducted pursuant to this Section 7 will take place in Dallas, Texas. Other than those matters involving injunctive relief or any action necessary to enforce the award of the arbitrator, the parties agree that the provisions of this Section 7 are a complete defense to any suit, action or other proceeding instituted in any court or before any administrative tribunal with respect to any Dispute or the performance of any marketing activities by either party. Nothing in this Section 7 prevents the parties from exercising their right to terminate this Agreement in accordance with Section 8.


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8.    Termination.

      (a) Termination for Default. If either party materially defaults in the performance of any of its obligations under this Agreement, which default is not cured within 30 days after notice is given to the defaulting party specifying the default or, with respect to those non-monetary defaults that cannot reasonably be cured within 30 days, should the defaulting party fail to proceed within 30 days to commence curing the default and thereafter to proceed with all reasonable diligence to substantially cure the default, the party not in default may, by giving written notice thereof to the defaulting party, terminate this Agreement as of a date specified in such notice of termination.

      (b) Termination for Bankruptcy and Related Events Subject to Title 11, United States Code, if either party becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors or enters into an agreement for the composition, extension or readjustment of all or substantially all of its obligations, then the other party may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination.

      (c) Effect of Expiration or Termination. Upon expiration or termination of this Agreement for any reason, (i) the parties will cease to perform the marketing activities contemplated hereby, including the demonstration of the Target Product and the use in any manner of the Target Materials, (ii) the license granted in Section 4(a) will terminate, (iii) Marketer will promptly return to Developer all copies of the Target Product in Marketer's possession or control and completely erase the Target Product and all elements thereof from any Marketer-used computer system, (iv) Marketer will promptly return to Developer all copies of, and excerpts from, the Target Materials in Marketer's possession or control and terminate usage of any form of electronic transmission or display of the Target Materials and (v) each party will pay to the other any sums due under this Agreement that remain unpaid. Expiration or termination of this Agreement will not release either party from any liabilities or obligations set forth in this Agreement which (A) the parties have expressly agreed will survive any such expiration or termination or (B) remain to be performed or by their nature would be intended to be applicable following any such expiration or termination.

9.    Liability.

      (a) General Limitation. The liability of each party to the other for all damages arising out of or related to this Agreement, regardless of the form of action that imposes liability, whether in contract, equity, negligence, intended conduct, tort or otherwise, will be limited to and will not exceed, in the aggregate for all claims, actions and causes of action of every kind and nature, the sum of the net revenues generated in the preceding twelve (12) months covered by this Agreement.

      (b) Limitation on Other Damages. In no event will the measure of damages payable by either party include, nor will either party be liable for, any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of any party, including third parties, even if such party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.


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      (c)   Exceptions to Limitations. The limitations set forth in Sections
            9(a) and 9(b) will not apply to the liability of either party to the extent such liability results from that party's nonperformance of its payment obligations to the other expressly set forth in this Agreement.

      (d) Contractual Statute of Limitations. No claim, demand for mediation or arbitration or cause of action which arose out of an event or events which occurred more than two years prior to the filing of a demand for mediation or arbitration or suit alleging a claim or cause of action may be asserted by either party against the other.

      (e) Acknowledgement. The parties expressly acknowledge that the limitations and exclusions set forth in this Section 9 have been the subject of active and complete negotiation between the parties and represent the parties' agreement taking into account each party's level of risk associated with the performance or nonperformance of its obligations under this Agreement and the payments and other benefits to be derived by each party hereunder. The provisions of this Section 9 will survive the expiration or termination of this License for any reason.

10. Excused Performance. Neither party will be deemed to be in default hereunder, or will be liable to the other, for failure to perform any of its non-monetary obligations under this Agreement for any period and to the extent that such failure results from any event or circumstance beyond that party's reasonable control (each, a "force majeure event"), including acts or omissions of the other party or third parties, natural disasters, riots, war, civil disorder, court orders, acts or regulations of governmental bodies, labor disputes or failures or fluctuations in electrical power, heat, light, air conditioning or telecommunications equipment or lines, or other equipment failure, and which it could not have prevented by reasonable precautions or could not have remedied by the exercise of reasonable efforts, provided that the exercise of such reasonable precautions or reasonable efforts will not require the incurrence of any additional cost or expense.

11. Notices. All notices under this Agreement will be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) one business day after being given to an express courier with a reliable tracking system, (c) when sent by confirmed facsimile or electronic mail with a copy sent by another means specified in this Section 11, or (d) six business days after the day of mailing, when mailed by United States mail, registered or certified mail, return receipt requested, postage prepaid, to the parties at the addresses set forth on the signature page. Either party may change its address or designee for notification purposes by giving notice to the other of the new address or designee and the date upon which such change will become effective.

12. Other. Where agreement, approval, acceptance or consent of either party is required by this Agreement, such action will not be unreasonably withheld or delayed. Nothing in this Agreement may be relied upon or will benefit any party other than Developer and Marketer. Neither party will act in any manner which would give rise to any claims for broker's commission, finder's fee or other like payment to any third party with respect to the opportunities within the scope of this Agreement. This Agreement (a) will be governed by the substantive laws of the State of New York (without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction), (b) may not be assigned by either party without the prior written consent of the other, (c) may not be changed or modified orally or through a course of dealing, but only by a written amendment or revision signed by the parties and (d) together with the schedules attached hereto (each of which is incorporated into this Agreement by this reference), constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding any previous or contemporaneous representations, understandings or agreements with respect thereto. Except as otherwise expressly provided in Section 3(b) of Schedule 1(b), neither party will make any media release or other public announcement relating or referring to this Agreement without the other's prior written consent.

In Witness Whereof, the parties have duly executed and delivered this Agreement by their duly authorized representatives as of the date first set forth above.

Bluestreak Technology, Inc.                  Zone4Play, Inc.


By: /s/ Tom Peters                           By: /s/ Shimon Citron
   -----------------------------------          --------------------------------
Title: President                             Title: CEO
      --------------------------------             -----------------------------
Address: 2323 Bryan Street, Suite 1800       Address: 3B Hashlosha St
        ------------------------------                ---------------
          Dallas, Texas, 75201, USA          Tel Aviv 67060, Israel
Date:                                        Date:
     ---------------------------------            ------------------------------

                                  Schedule 1(a)
                                  -------------

                    Functional Description of Target Product

Target Product for the purpose of this agreement shall include and consist of:
Casino Game Channel, Fixed Odds Channel, Multi-Player Bingo, Multi-Player Poker, Multi-Player Blackjack, and Skill Games.


1.    Skill Games Package

      GAMES
      Zone4Play's Skill Channel portfolio includes 5 arcade games - Bejeweled, Bespelled, Skill Jam, Pool Jam, and Big Money; 1 perennially favorite card game - Solitaire; and the adrenaline-pumping Running Back Fantasy sport game.

      FEATURES
      No online game features at this point

2.    Slingo

      GAMES

------------------------------------------------------------------------------------------------------------------------------------
         [LOGO]                     [LOGO]                   [LOGO]                   [LOGO]                      [LOGO]
------------------------------------------------------------------------------------------------------------------------------------
    Slingo Millennium           5-Card Slingo                Bumper                  Crazy 7's                Tri-Dem Perks
                                  Millennium

 America's favorite game    A family favorite that       Line up colors       Crazy hours of fun and    The hip new solitaire for
 for friends, family and        is a high-bred           vertically and         challenge trying to     groovy people who enjoy a
 everyone who enjoys the    combination of classic    horizontally to score      get the Crazy 7's       challenge and the sweet
 entertainment of spin,       Poker and Slots. A        high points when              Bonus.              sound of the 70's with
          match                   must play          players bump, bang and     This is Video Poker           DJ Coolaz Ice
   and collect points           that promises        maneuver cars into the           at its
                              hours of enjoyment          Bumper grid.            absolute best!
------------------------------------------------------------------------------------------------------------------------------------

      SLINGO KIDS GAMES
      Games especially designed for kids in play action and graphics appeal. Learn why these games are so appealing to the younger audience.

---------------------------------------------------------------------------------------------------------------------------------
         [LOGO]                      [LOGO]                   [LOGO]                   [LOGO]                    [LOGO]
---------------------------------------------------------------------------------------------------------------------------------
      Kids Bumper
  Hours of fun for kids           Circus Stars           Match'ums 4 Kids           Slingo 4 Kids              Roni Blocks
with the kid friendly and    The more vertical and     Fun & educational as    The classic spin, match      Mind bending and
    easier version of        horizontal matches the   kids hone their skills   & collect points Slingo    colorful puzzle style
    bumping, banging &        more time is awarded      of memory to recall     game is enhanced with      game where clearing
maneuvering cars into the     for game play. Kids          and clear the       kid appealing graphics,      the board of the
       Bumper grid.           love the challenge &      Match'ums board of       sounds & additional         colored blocks
                               the fun sounds of      colors and symbols for         fun features          maximizes the score
                                    victory                   points.
---------------------------------------------------------------------------------------------------------------------------------

3.    Play-for-Fun Casino games Package

      GAMES
      Basic package:
      6 games
      2 additional games every quarter

--------------------------------------------------------------------------------
* Video Poker                                * Roulette
* Black Jack                                 * Slots
* Caribbean Poker                                 Lucky 7
* Bingo                                           Old west
* Battle royal                                    5 lines
* Baccarat                                        Gold rush
* Sic-Bo                                          Treasure Island
--------------------------------------------------------------------------------

Multi-Player Texas Hold'em Poker
  Features
      o     No online game features at this point
      o     Simplicity/low learning curve - without sacrificing excitement!
      o     Full customization capabilities

Multi-Player Bingo
  Features
      o     No online features at this point
      o     Simplicity/low learning curve - without sacrificing excitement!
      o     Full customization capabilities
      o     Automatic Card marking or "daubing"

Multi-Player Blackjack
  Features
      o     No online features at this point
      o     Simplicity/low learning curve - without sacrificing excitement!
      o     Full customization capabilities

                                  Schedule 1(b)
                                  -------------

                          Each Party's Responsibilities


1. Responsibilities of Marketer. Marketer will, at its own cost and expense, be responsible for the following:

      Marketer will use commercially reasonable efforts consistent with its own reasonable business judgment and its knowledge of the Cable Television Multiple System Operator industry to market the Target Product to the Market.

      Marketer will maintain complete and accurate records relating to its marketing contacts under this Agreement and will track the results of each such contact, as well as such other information as the parties mutually agree, in a written prospective customer log.

      Marketer agrees to provide periodic, informal reports by telephone or electronic mail disclosing (i) its progress under the Marketing Plan (as defined in Section 3(a) of this Schedule 1(b)), (ii) any errors or difficulties discovered by it in the Target Product and (iii) the characteristic conditions and symptoms of such errors and difficulties so that Developer may recreate them itself. In addition, Marketer agrees to notify Developer by telephone promptly after the discovery by it of any material error or bug in the Target Product.

      Marketer will coordinate and cooperate with Developer to arrange, where beneficial and if practicable, joint marketing visits to the Marketer Sites, any Prospect Sites and any Trade Show Sites.

      Marketer will make its sales personnel available on a reasonable basis to receive training on, and familiarization with, the Target Product.

2. Responsibilities of Developer. Developer will, at its own cost and expense, be responsible for the following:

      Developer will furnish Marketer with ten copies of the Target Product for installation and use in compliance with the license granted in Section 4(a) of the Agreement.

      Within 30 days of the Effective Date and at least quarterly thereafter upon Marketer's reasonable request, Developer will provide training on, and familiarization with, the Target Product to Marketer personnel and Developer will make its sales representatives available on a reasonable basis for joint marketing visits to the Marketer Sites, any Prospect Sites and any Trade Show Sites.

      Developer will furnish Marketer with reasonable quantities of those Target Materials prepared by Developer.

      Upon Marketer's reasonable request, Developer will assist Marketer in the development of proposals to prospective customers.

      Developer will promptly and in good faith negotiate to achieve a Customer License with any prospective customer identified by Marketer as interested in licensing the Target Product.

      Developer will maintain the core software technology of the Target Product and will provide such modifications and enhancements thereto as Developer deems appropriate for marketing by Marketer to the Market.

3. Joint Responsibilities. Developer and Marketer will be jointly responsible for the following:

      (a) Marketing Plan. Within 30 days of the Effective Date, Developer and Marketer will establish and implement a Marketing Plan with associated time lines to market the Target Product to the Market (the "Marketing Plan"). Consistent with each party's rights and responsibilities as described in this Agreement, the Marketing Plan:
            (i) will identify how the Target Product is to be marketed; (ii) will identify possible business opportunities for applications of the Target Product; (iii) will set forth a marketing and sales strategy for the development of such opportunities; (iv) will identify trade shows and exhibits that will enhance the ability of Marketer market the Target Product; and (v) will address such other matters as the parties mutually agree. Each party will perform its respective obligations under this Agreement in accordance with the Marketing Plan, as it may be modified by the parties from time to time in writing.

      (b) Target Materials. The parties will determine the nature and scope of the Target Materials to be used by Marketer hereunder. The Target Materials, in describing the relationship between the parties, will not use terms such as "partnership", "joint venture", "affiliate", "agent", "representative" or similar terms that suggest either (i) a formal business organization or structure of any kind has been created by the parties or (ii) that one party has the power or authority to bind or commit the other. Instead, the parties will use terms such as "alliance" or "marketing relationship". Each item of Target Materials must be approved in writing by both parties prior to its initial use. In addition, the oral, visual or written use of one party's name by the other in connection with the marketing activities contemplated by this Agreement, whether in the Target Materials or otherwise, will be subject, in each case, to the prior written approval of such other party, unless otherwise expressly provided in the Marketing Plan. Notwithstanding Section 5 but subject to the Marketing Plan, once the approvals required by this
            Section 3(b) are obtained, Marketer (A) may reference the marketing relationship contemplated by this Agreement to its prospective customers, (B) may provide verbal and visual representations of the Target Product, including its features, functions, user interfaces and necessary hardware requirements, to prospective customers, (C) may include written descriptions of the Target Product, including its features, functions, user interfaces and necessary hardware requirements, in proposals to prospective customers so long as extensive amounts of detail about the Target Product are not included and a confidentiality agreement containing terms and conditions no less restrictive than those set forth in this Agreement is executed by the prospective customer prior to disclosure and (D) may demonstrate the Target Product to prospective customers in compliance with the license granted in Section 4(a) of the Agreement.


                                       2